Exhibit 6.36

IMPOSSIBLE KICKS HOLDING COMPANY, INC.

(a Delaware corporation)

2023 LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of the Plan is to promote the mutual interests of the Company and its shareholders by enabling key employees, directors, officers and consultants of the Company, or of any Subsidiary of the Company, to participate in the Company’s future growth. The Plan is designed to give those employees, directors, officers and consultants upon whose judgment, initiative and efforts the successful conduct of the Company’s business depends, additional incentives to perform in a superior manner. The Plan also provides a means through which the Company can attract, motivate and retain people of experience and ability as employees, directors, officers and consultants.

2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

“Award” means a grant of any Non-Statutory Stock Option, Incentive Stock Option or Restricted Stock Award or any combination of the foregoing, under the provisions of the Plan.

“Board” means the Board of Directors of the Company.

“Change of Control” means (i) the merger, consolidation or other business combination of the Company or any or its Subsidiaries with or into, or the merger of, another Person with or into the Company with the effect that, immediately after such transaction, the stockholders of the Company (on a fully converted and diluted basis) immediately prior to such transaction hold less than a majority of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction or less than fifty percent (50%) of the Fair Market Value of the equity securities of such Person, or (ii) the acquisition by any Person or related group of Persons (other than the existing stockholders of the Company), by way of merger, sale, transfer, consolidation or other business combination or acquisition, of (x) all or substantially all of the assets, property or business of the Company, (y) equity securities having more than fifty percent (50%) of the total voting power entitled to vote in the election of directions, managers or trustees of the Company or such other Person as survives the transaction, or (z) more than fifty percent (50%) of the Fair Market Value of the equity securities or other equity interest in the Company of such Person that survives the transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute(s) thereto.

“Committee” means the Committee referred to in Section 3 hereof; provided, however, that if no Committee is then constituted, “Committee” shall mean the Board.

“Company” means Impossible Kicks Holding Company, Inc.

“Disability” means, with regard to a Participant, (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, (c) the Participant is determined to be totally disabled by the Social Security Administration, or (d) the Participant is determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of U.S. Treasury Regulation §1.409A-3(4)(i).

“Employment with the Company” (and terms substantially equivalent thereto) means a subsisting employer-employee relationship between the Company or any Subsidiary and an employee or an association between the Company or any Subsidiary and an Independent Contractor. Employment shall be deemed to cease, for purposes of the Plan, irrespective of any notice period or lapse of time, upon: (i) any date on which an employee informs the Company or any Subsidiary that he or she intends to quit or resign from his or her employment, or any Independent Contractor informs the Company or any Subsidiary that such Independent Contractor intends to terminate his, her or its association, with the Company and all of its Subsidiaries (ii) the Company or a Subsidiary informs the employee or Independent Contractor in writing that his or her employment, or his, her or its association, is to be terminated; or (iii) the employee’s Employment with the Company or a Subsidiary is terminated pursuant to the terms of a written agreement, including the lapse or termination of such agreement.

“Fair Market Value” means: (a) with respect to any security, either (i) if such security is listed on any national securities exchange or authorized for quotation by any national securities association, the average Closing Price of such over the twenty (20) consecutive Trading Days immediately preceding the day as to which Fair Market Value is to be determined; provided, however, that if the Fair Market Value is being determined as of the date on which the Company consummates an Initial Public Offering, the Fair Market Value of one (1) share of Common Stock shall be the price paid for one share of Common Stock in such Initial Public Offering, or (ii) if there is no such closing bid price or such security is not so listed or authorized for quotation, the value of such security as determined in good faith by a registered broker-dealer or by an independent appraiser selected by the Board; and (b) with respect to any other asset, the value of such asset as determined in good faith by the Board or, at its option, an independent appraiser selected by the Board.

“Grantee” means an employee, officer or Independent Contractor of the Company or any Subsidiary to whom or which a Stock Option or Restricted Stock Award is granted pursuant to Sections 7 and 8 hereof, respectively.

“Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

“Independent Contractor” means a director of the Company or any Subsidiary, or a consultant or other provider of services to the Company or any Subsidiary.

“Non-Statutory Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option Agreement” or “Stock Option Agreement” means the written agreement between the Company and a Participant confirming the Stock Option and setting forth the terms and conditions upon which it may be exercised, as described in Section 7(b) hereof.

“Option Price” means the price per share of Stock to be paid for the shares of Stock being purchased pursuant to an Option Agreement.

“Participant” means an eligible Grantee (as described in Section 5 hereof) who accepts an Award for a Stock Option and/or Restricted Stock.

“Personal Representative” means the Personal Representative, executor, executrix, administrator or administratrix of a deceased Participant.

“Plan” means the Impossible Kicks Holding Company, Inc., 2023 Long-Term Incentive Plan, as set forth herein and as hereinafter amended from time to time.

“Restricted Stock Agreement” means the written agreement between the Company and a Participant confirming the Restricted Stock Award and setting forth the terms and conditions of such restrictions.

“Restricted Stock” means an Award under Section 8 hereof.

“Restriction Period” means the period determined by the Committee during which restrictions shall be applicable to Restricted Stock.

“Retirement” means the termination of an officer or employee’s employment or a director’s or consultant’s association with the Company or any Subsidiary at or after age 65 which constitutes a Separation from Service.

“Separation from Service” shall have the meaning given to that term in U.S. Treasury Regulation §1.409A-1(i).

“Stock” means the Common Stock of the Company, $0.001 par value per share.

“Stock Option” or “Option” means an option granted under Section 7 hereof.

“Subsidiary” means any corporation in which the Company owns, directly or indirectly through one or more other Subsidiaries, at least 50% of the total combined voting power of all classes of stock.

“Termination for Cause” (and terms substantially equivalent thereto) means a termination of employment or association (as an Independent Contractor) (a) by reason of any act or omission so defined in an employment or other agreement between the Company or any Subsidiary and a Participant, (b) by reason of any act of dishonestly, moral turpitude, insubordination, or an intentional or grossly negligent act detrimental to the interests of the Company or any Subsidiary, or (c) following any breach by a Participant of any restrictive covenant or duty of confidentiality

3. Administration. The Plan shall be administered by the Committee or such other committee of the Board that is designated and empowered to perform the functions of the Committee; provided, however, that if no such Committee is then constituted, the Board shall be responsible for the Administration of the Plan. The Committee shall have the authority, subject to the terms of the Plan, to select the Grantees to whom Awards may from time to time be granted, to determine whether and to what extent Incentive Stock Options, Non-Statutory Stock Options or Restricted Stock Awards or any combination thereof are to be granted, and to determine the terms and conditions of all such grants. The Committee shall supervise and administer the Plan and shall have plenary powers and authority to adopt, amend and rescind such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan and the Awards, including rules with respect to limiting the use of shares of Stock of the Company in full or part payment of the Option Price of Stock Options and in full or part payment of any applicable withholding taxes, and generally to conduct and administer the Plan and to make all determinations in connection therewith as may be necessary or advisable. Any questions of interpretation of the Plan, any Awards issued under it, or any such rules and regulations, shall be determined by the Committee, and such determinations shall be binding and conclusive for all purposes and upon all persons. The Committee may delegate some or all of its authority under the Plan as the Committee deems appropriate.

4. Types of Awards. The Committee shall have full and complete authority, in its discretion, subject to the provisions of the Plan, to grant Awards consisting of any one or a combination of Incentive Stock Options (as provided in Section 7 hereof), Non-Statutory Stock Options (as provided in Section 7 hereof), and Restricted Stock (as provided in Section 8 hereof).

5. Eligibility. Officers, other key employees and Independent Contractors of the Company and any Subsidiary are eligible to be granted Awards under the Plan. The Grantees who or which shall receive Awards under the Plan shall be selected from time to time by the Committee in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the size and form of each Award to be granted to each such Grantee selected.

6. Stock Subject to Plan. The total number of shares of Stock reserved and available for distribution pursuant to Awards under the Plan, subject to adjustment as provided in Section 10 hereof, shall be [     ] shares. Such shares may consist, in whole or in part, of authorized and unissued shares or issued shares reacquired by the Company and currently or hereafter held as treasury shares, as the Committee may from time to time determine. If any Awards granted pursuant to the Plan are exercised or Awards granted in the form of Restricted Stock vest, the shares attributable to each such Award shall be unavailable for future grants under the Plan. If any Award granted pursuant to the Plan remains unexercised at the expiration thereof or is terminated unexercised, then the shares attributable to such Award may be the subject of the grant of future Awards.

7. Stock Options. The Committee may, from time to time, grant Stock Options, alone or in addition to other Awards granted under the Plan. The two types of Stock Options that may be granted are Incentive Stock Options and Non-Statutory Stock Options, which may be granted by the Committee to eligible Grantees severally or together. If any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Statutory Stock Option. Employees of the Company or any Subsidiary shall be eligible to receive Incentive Stock Options pursuant to the Plan; Independent Contractors who are not regular employees are not eligible to receive Incentive Stock Options. Non-Statutory Stock Options may be granted to any Grantee. Stock Options granted under the Plan shall be subject to the following terms and conditions, and may contain such additional terms and conditions as the Committee shall deem desirable.

(a) Grant Date. The grant of a Stock Option shall occur on the date the Committee, by resolution, (i) selects an eligible employee or Independent Contractor to be a Grantee, (ii) determines the number of Stock Options granted to such Grantee, (iii) specifies the terms and provisions of the Option Agreement, and (iv) the Grantee enters into an Option Agreement upon the terms and conditions specified by the Committee. In no event may the Committee grant a Stock Option later than 10 years after the earlier of, (i) the initial date of adoption of the Plan, or (ii) the date the Plan is initially approved by the shareholders of the Company.

(b) Option Agreement. Each Stock Option shall be evidenced by an Option Agreement, and the terms and provisions of each Option Agreement may differ. Each Option Agreement shall indicate on its face whether it is an agreement for Incentive Stock Options or Non-Statutory Stock Options, or both.

(c) Interpretation. Notwithstanding any terms of the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered to disqualify the Plan under Section 422 of the Code.

(d) Price. The Option Price for each share of Stock purchasable under an Incentive Stock Option shall be an amount equal to the Fair Market Value of each share of the Stock on the date of grant, or such higher price as the Committee shall determine on or prior to such date; however, the Option Price per share of Stock to an eligible employee who owns Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall be an amount not less than 110% of the Fair Market Value of the Stock on the date the Incentive Stock Option is granted. The Option Price for each share of Stock purchasable under a Non-Statutory Stock Option shall be such price as the Committee shall determine, which may be equal to or more than the Fair Market Value of each share of the Stock on or prior to the date of the grant.

(e) Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted; however, no Incentive Stock Option granted to an eligible employee who owns Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall be exercisable more than 5 years after the date the Stock Option is granted.

(f) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

(g) Method of Exercise. Subject to any vesting provisions of the Option Agreement with the Participant and the terms and the provisions of this Agreement, Stock Options may be exercised by the Participant (or the Personal Representative of a deceased Participant’s estate), in whole or in part, at any time during the Option term by the Participant’s giving written notice of exercise to the Company specifying the number of shares to be purchased. In the event a Participant wishes to exercise an Incentive Stock Option or to sell shares of Stock acquired upon the exercise of an Incentive Stock Option in a manner or within a time period that would make the Incentive Stock Option a Non-Statutory Stock Option, the Participant shall specifically notify the Company of that fact in such notice or when such transaction occurs. In either case, except as provided below or in the Stock Option Agreement, such notice shall be accompanied by payment in full of the Option Price by cash, certified or bank check, or such other form of payment as may be lawful consideration for stock and as the Company may accept. With the consent of the Committee, which may be unreasonably withheld, payment in full or in part may also be made (A) in the form of Stock already owned by the Participant or Restricted Stock (based on the Fair Market Value of such Stock on the date the Stock Option is exercised), the share certificates for which shall be endorsed in blank or accompanied by duly executed stock powers, or (B) by a “net-exercise” by which (i) the Company will deduct from the total number of shares of Stock for which a Participant elects to exercise an Option, the largest number of whole shares of such Stock with a Fair Market Value the that does not exceed the aggregate exercise price therefor, (ii) the Participant will pay to the Company in cash the remaining balance of such aggregate exercise price, and (iii) the Participant will be issued a whole number of shares of such Stock equal to the total number of shares of Stock for which the Participant has elected to exercise such Option less the number of whole shares used for the net-exercise of the Option. No shares of Stock shall be issued until full payment therefor has been made, which includes the satisfaction of any withholding tax obligations related thereto.

(h) Transferability; Assignability. Except as otherwise provided by the Committee, Stock Options shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant for his or her individual account; or, in the event of his or her legal incapacity, by his or her legal representative; or, in the event of his or her Disability, by the Participant or his or her legal representative (as the case may be).

(i) Incentive Stock Option Limitations. To the extent required for “incentive stock option” status under Section 422 of the Code, the Committee is authorized, but not required, to limit the aggregate Fair Market Value of the Stock (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of any subsidiary or parent corporation (within the meaning of Section 424 of the Code). The Committee is authorized to provide at grant that, to the extent permitted under Section 422 of the Code, if an employee’s Employment with the Company is terminated by reason of death, Disability or Retirement and the portion of any Incentive Stock Option that is otherwise exercisable during the post-termination period specified in Section 11 hereof, applied without regard to this Section 7, is greater than the portion of such Option that is exercisable as an “incentive stock option” during such post-termination period under Section 422, such post-termination period shall automatically be extended (but not beyond the original option term) to the extent necessary to permit the Participant to exercise such Incentive Stock Option (either as an Incentive Stock Option or, if exercised after the expiration periods that apply for the purposes of Section 422, as a Non-Statutory Stock Option).

8. Restricted Stock Awards. The Committee may, from time to time, grant Restricted Stock Awards under the Plan, subject to the following terms and conditions and such other terms and conditions as the Committee, in its discretion, may establish.

(a) Administration. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall select the Grantee to whom and the date or dates upon which grants of Restricted Stock will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture, the events or conditions of forfeiture, and such other terms and conditions as the Committee shall determine. Other terms, conditions and restrictions of such Awards shall be set forth in an agreement or agreements between the Company and the Participant. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement.

(b) Certificates. Each Participant receiving a Restricted Stock Award shall be issued a certificate representing such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant. The Committee shall require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Restricted Stock Award, the Participant shall have delivered to the Company upon receipt of such Award, a duly executed stock power, endorsed in blank, relating to the Stock made the subject of such Restricted Stock Award.

(c) Terms and Conditions. Each grant of a Restricted Stock Award shall be subject to the following terms and conditions, in addition to such other terms and conditions as the Committee may determine.

(i) Subject to the provisions of the Plan and the Restricted Stock Agreement, during the period determined by the Committee (the “Restriction Period”), except as otherwise provided by the Committee, the Participant shall not be permitted to sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber any shares of Restricted Stock. The Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance and such other factors or criteria as the Committee may determine.

(ii) Except as otherwise provided in this Section 8(c)(ii) and Section 8(c)(i), the Participant shall have, with respect to his or her shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee in its sole discretion, cash dividends shall be automatically deferred and reinvested in additional Restricted Stock and dividends payable in Stock shall be paid in the form of shares of Restricted Stock.

9. Change of Control. In the event of a Change of Control of the Company, notwithstanding any provisions to the contrary in the Plan or in any agreements evidencing the grant of Awards, (i) any Stock Options outstanding on the date a Change of Control is deemed to have occurred shall immediately become fully exercisable, and (ii) the restrictions applicable to any Restricted Stock shall lapse and such Restricted Stock shall immediately become fully vested. All outstanding Stock Options and Restricted Stock shall be redeemable for cash, unless otherwise determined by the Committee on or after the date of grant, with the value of shares of Stock being deemed equivalent to their Fair Market Value determined as of the date specified in Section 9(a) hereof, as of the date of such Change of Control, or as of such other date as the Committee may determine prior to the date of such Change of Control.

(a) Valuation Date Upon the occurrence of a Change of Control of the Company, the valuation date to be used in determining the Fair Market Value of shares of Stock shall be the date immediately preceding the date upon which such Change of Control shall have occurred.

10. Reorganizations and Recapitalizations of the Company. Unless the Committee, in its discretion, shall otherwise provide to the contrary in any agreement, the following terms apply to adjustments, reorganizations, recapitalizations, and other changes in the structure of the Company:

(a) The existence of the Plan and Awards granted thereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) The shares with respect to which Awards may be granted hereunder are shares of Stock as currently constituted, but if, and whenever, prior to the delivery by the Company of all of the shares of Stock that are the subject of Stock Options granted pursuant to the Plan, the Company shall effect a subdivision or combination of shares or other capital adjustment, the payment of a stock dividend or other increase or reduction in the number of shares of Stock outstanding without receiving consideration therefor in money, services or property, the number of shares of Stock available under the Plan and the number of shares of Stock with respect to which Stock Options granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of shares of Stock, be proportionately increased, and the Option Price payable per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of shares of Stock, be proportionately reduced, and the Option Price payable per share shall be proportionately increased.

(c) If the Company is reorganized, or merged into or consolidated with another corporation while Options remain outstanding under the Plan, the Committee may authorize an agreement between the Company and such other corporation providing that there shall be substituted for the shares subject to the unexercised portions of such outstanding Options an appropriate number of shares of such class of stock or other securities of the reorganized, merged or consolidated corporation as the Committee, in its discretion, determines to be fair and reasonable.

11. Termination of Employment or Association. Subject to the provisions of Sections 7 and 8, the following terms shall apply to Awards with respect to a Participant’s termination of employment or association with the Company or any Subsidiary.

(a) Termination by Death. If a Participant’s employment terminates by reason of his or her death, any Stock Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee may determine, for a period of 6 months (or such other period as the Committee may specify) after the date of such death, or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(b) Termination by Reason of Disability. If a Participant’s employment terminates by reason of his or her Disability, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine, for a period of 90 days (or such shorter period as the Committee may specify at grant) after the date of such termination of employment or association with the Company or any Subsidiary or until the expiration of the stated term of such Stock Option or Stock Appreciation Right, whichever period is shorter; provided, however, that if the Participant dies within such period, any unexercised Stock Option held by such Participant shall continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 6 months after the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option shall thereafter be treated as a Non-Statutory Stock Option.

(c) Termination by Reason of Retirement. If a Participant’s employment or association with the Company or any Subsidiary terminates by reason of Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine, for a period of 90 days (or such shorter period as the Committee may specify at grant) after the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that, if the Participant dies within such period, any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent it was exercisable at the time of death for a period of 6 months after the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Statutory Stock Option.

(d) Other Termination. Unless otherwise determined by the Committee, if a Participant’s employment or association with the Company terminates for any reason other than death, Disability, or Retirement, each Stock Option shall immediately terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the lesser of 90 days or the balance of its term if the Participant’s employment or association with the Company or Subsidiary is terminated for reasons other than for cause by the Company, or a Subsidiary (whichever is then the Participant’s employer). In the event of the termination of a Participant’s Employment with the Company which is a Termination for Cause, all Stock Options of such Participant shall lapse and terminate as to all of the shares of Stock with respect to which such Stock Options are not then exercisable or, if exercisable, shall not have been so exercised, and the Stock Option Agreement with such Participant shall be of no further validity or effect, except with respect to shares of Common Stock previously purchased.

(e) Effect of Termination of Employment on Restricted Stock Awards. Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 8(c)(i) hereof, upon termination of a Participant’s Employment with the Company for any reason during the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant. In the event of hardship or other special circumstances affecting a Participant whose employment is involuntarily terminated (other than for cause), the Committee may, in its sole discretion, waive, in whole or in part, any or all remaining restrictions with respect to such Participant’s shares of Restricted Stock.

12. Repurchase Rights of the Company. Notwithstanding any terms of the Plan to the contrary, upon the termination of a Participant’s Employment with the Company for any reason, or upon the acquisition of Stock by such Participant following such Participant’s termination of Employment with the Company, the Company shall have the option (the “Company Option”) to purchase all shares of Stock acquired by the Participant pursuant to this Plan or any Stock Option or Restricted Stock granted hereunder. If such termination is a Termination for Cause, the purchase price for such shares of Stock shall be the lesser of: (i) the price at which the Participant acquired such shares under this Plan; or (ii) the Fair Market Value of such shares of Stock at the time of the exercise of the Company Option. If such termination is a result of any other reason (including, without limitation, the employee’s voluntary resignation, termination without cause and death) the purchase price for such shares of Stock shall be the Fair Market Value of such shares of Stock. The Company Option may be exercised by the Company by the Company’s delivery of written notice to a Participant within ninety (90) days following the termination of a Participant’s Employment with the Company or acquisition of Stock, as the case may be. The Closing of the purchase of shares of Stock pursuant to the Company Option shall occur at the Company’s offices within thirty (30) days after the exercise of the Company Option at a time mutually agreeable to the Company and the Participant (or if no time is agreed upon on the thirtieth (30th) day following such termination, or the next business day thereafter if such thirtieth (30th) day is not a business day), at which time the Company shall tender payment as required herein and the Participant shall execute and deliver such documents reasonably required by the Company to implement the intents and purposes hereof. In the event that the Participant fails to deliver such documentation, all shares of Stock subject to the Company Option shall be deemed cancelled and the Participant shall have no rights with respect to such Stock other than to receive the proceeds due to such Participant hereunder.

13. Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income for federal income tax purposes of a Participant with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Stock, including Stock that is part of the Award giving rise to the withholding requirement. Such Stock shall be valued at its Fair Market Value on the date when taxes otherwise would be withheld in cash. The obligations of the Company under the Plan may be conditioned on such payment or arrangements, and the Company and any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. Until such taxes have been paid or arrangements satisfactory to the Company for their payment have been made, no share certificates shall be issued or cash shall be paid with respect to an Award.

14. Amendments and Termination. Subject to any required shareholder consent, the Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made that would impair the rights of a Participant under a Stock Option or an agreement for a Restricted Stock Award, without such Participant’s consent. The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of Participant without such Participant’s consent. The Committee may also substitute new Stock Options for previously granted Stock Options, including previously granted Stock Options having higher Option Prices. Subject to the provisions set forth in this Section 14, the Board shall have authority to amend the Plan to take into account changes in law, tax and accounting rules.

15. Effective Date. The Plan shall be effective and Awards may be granted thereunder, immediately upon its adoption by the Board. If, however, the Plan shall not have received approval by the holders of a majority of the total voting power represented by the voting securities of the Company within 12 months after its adoption by the Board, the Plan and all Awards thereunder shall be terminated and shall be of no further effect.

16. General Provisions. The following general provisions shall apply to the Plan:

(a) The Plan and all Awards granted and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(b) Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting other or additional compensation arrangements for its employees and Independent Contractors.

(c) Adoption of the Plan shall not confer upon any employee, officer or Independent Contractor any right to continued employment or association nor shall it interfere in any way with the right of the Company or any Subsidiary, to terminate the employment or association of any of its employees or Independent Contractors at any time.

(d) The reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 6 hereof for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(e) The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid.

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